UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                   Sames Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    79587E104
                                 (CUSIP Number)

                                 April 27, 2001
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     X   Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                   Page 1 of 11 Pages

   CUSIP No. 79587E104                                       Page 2 of 11 Pages
                                  SCHEDULE 13G



   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  _
                                                               (b)  X


   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts


                                5       SOLE VOTING POWER
                                             0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                                6
                                       SHARED VOTING POWER
                                            162,850



                                7       SOLE DISPOSITIVE POWER
                                                  0

                                8
                                       SHARED DISPOSITIVE POWER
                                            294,150

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            294,150

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ___

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.02%

    12
             TYPE OF REPORTING PERSON
             OO, IA

   CUSIP No. 79587E104                                       Page 5 of 11 Pages
                                  SCHEDULE 13G


   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A


   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)   X

   3
          SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American


      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6     SHARED VOTING POWER
                                  162,850


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  294,150


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             294,150


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ___


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             10.02%


    12
             TYPE OF REPORTING PERSON

             HC

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)   X

   3
          SEC USE ONLY


   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  162,850


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  294,150

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             294,150

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ___

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.02%

    12    TYPE OF REPORTING PERSON
             HC

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)   X

   3      SEC USE ONLY


   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  162,850


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  294,150


     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             294,150


    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ___


    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.02%


    12    TYPE OF REPORTING PERSON
             HC

Item 1.        (a).    Name of Issuer: Sames Corp.

               (b).    Address of Issuer's Principal Executive
Offices:

                       9201 W. Belmont Ave.
                       Franklin Park, IL 60131

Item 2.        (a).    Name of Person Filing:

                  (i)   Ironwood Capital Management, LLC ("ICM")
                  (ii)  Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv)  Donald Collins ("Collins")

               (b). Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

             (c).    Citizenship or Place of Organization:

                  ICM: Massachusetts
                  Isabelle: American
                  Droster: American
                  Collins: American

             (d).    Title of Class of Securities: Common Stock

             (e).    CUSIP Number:  79587E104

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);

                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);

                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);

                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                   (e)     [x] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);

                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)(F);

                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);

                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).

Item 4.            Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)   ICM:       294,150
                  (ii)  Isabelle:  294,150
                  (iii) Droster:   294,150
                  (iv) Collins:    294,150

           (b).    Percent of class:
                  (i)   ICM:       10.02%
                  (ii)  Isabelle:  10.02%
                  (iii) Droster:   10.02%
                  (iv) Collins:    10.02%

           (c).    Number of shares as to which the person has:

                    (1)    Sole power to vote or to direct the vote:

                           (i)      ICM:          0
                           (ii)     Isabelle:     0
                           (iii)    Droster:      0
                           (iv)     Collins:      0

                   (2)              Shared power to vote or to direct the vote:

                           (i)      ICM:       162,850
                           (ii)     Isabelle:  162,850
                           (iii)    Droster:   162,850
                           (iv)     Collins:   162,850

                   (3)              Sole power to dispose or to direct the
                                 disposition of:

                           (i)      ICM:          0
                           (ii)     Isabelle:     0
                           (iii)    Droster:      0
                           (iv)     Collins:      0

                   (4)              Shared power to dispose or to direct the
                                disposition of:

                           (i)      ICM:       294,150
                           (ii)     Isabelle:  294,150
                           (iii)    Droster:   294,150
                           (iv)     Collins:   294,150

Item 5.           Ownership  of Five  Percent  or Less of a  Class:

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                       SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               IRONWOOD CAPITAL
                               MANAGEMENT, LLC

Date:  May 10, 2001                              *
                               ------------------------------------
                               Warren J. Isabelle, Manager


Date:  May 10, 2001                              *
                               ------------------------------------
                               Warren J. Isabelle, Manager


Date:  May 10, 2001                              *
                               ------------------------------------
                               Richard L. Droster, Executive Vice
President


Date:  May 10, 2001                              *
                               ------------------------------------
                               Donald Collins, Senior Portfolio Manager


By:      /s/ Gary S. Saks                   May 10, 2001
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                       EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  May 10, 2001                                           *
                                            ------------------------------------
                                                Warren J. Isabelle, Manager


Date:  May 10, 2001                                           *
                                            ------------------------------------
                                                Warren J. Isabelle


Date:  May 10, 2001                                                    *
                                            -----------------------------------
                                                Richard L. Droster


Date:  May 10, 2001                                                    *
                                             -----------------------------------
                                                Donald Collins


By:      /s/ Gary S. Saks                   May 10, 2001
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY


        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Gary S. Saks his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead, to sign any and all filings and schedules pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, applicable to himself or to Ironwood Capital Management, LLC, and any notices, amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have subscribed to these presents this 10th day of May, 2001.



By:                                         Title:

/s/ Warren J. Isabelle                      Manager
Warren J. Isabelle                          Ironwood Capital Management, LLC


By:                                         Title:

/s/ Richard L. Droster                      Executive Vice President
Richard L. Droster                          Ironwood Capital Management, LLC


By:                                         Title:


/s/ Donald Collins                          Senior Portfolio Manager
Donald Collins                              Ironwood Capital Management, LLC